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                                                                   EXHIBIT 10.17

                             J.D. EDWARDS & COMPANY

                        MANAGEMENT CHANGE IN CONTROL PLAN



                                    ARTICLE I

                PURPOSE, ESTABLISHMENT AND APPLICABILITY OF PLAN

         1. Purposes. It is expected that the Company from time to time will consider the possibility of a Change in Control. The Board recognizes that such consideration can be a distraction to key Employees and can cause such Employees to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of these Employees, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes that it is in the best interests of the Company and its stockholders to provide these Employees with certain severance benefits upon termination of employment following a Change in Control. Such benefits provide these Employees with enhanced financial security and provide an efficient incentive and encouragement to these Employees to remain with the Company, notwithstanding the possibility or occurrence of a Change in Control, and to maximize the value of the Company

         2. Establishment of Plan. As of the Effective Date, the Company hereby establishes the Plan, as set forth in this document.

         3. Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to those Employees who, on or after the Effective Date, receive a Notice of Participation.

         4. Contractual Right to Benefits. This Plan and the Notice of Participation establish and vest in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms thereof, enforceable by the Participant against the Company.


                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION

         Whenever used in the Plan, the following terms shall have the meanings set forth below.

         1. Annual Compensation. "Annual Compensation" shall mean an amount equal to the sum of (i) the Participant's gross annual base salary, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Change in Control and (ii) the Participant's Average Annual Bonus.


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         2. Average Annual Bonus. "Average Annual Bonus" shall mean the average of the bonus payments received by the Participant under the Company's incentive bonus and variable compensation programs as in effect on the Effective Date (or any predecessor or successor programs) for the three most recent consecutive and complete fiscal years of the Company prior to the fiscal year in which the Change in Control occurs. For purposes of calculating a Participant's Average Annual Bonus, the following rules shall apply:

                   (i) In the event a Participant was not eligible to participate in such bonus and variable compensation programs for the entire three year period, the Average Annual Bonus shall be calculated based upon the Participant's actual period of eligibility; and

                  (ii) In the event a Participant first became eligible to participate in such bonus and variable compensation programs in the fiscal year in which the Change in Control occurs, the Participant's Average Annual Bonus shall be based on his or her targeted bonus and variable compensation amounts as in effect immediately prior to such Change in Control.

         3. Benefits Continuation Period. "Benefits Continuation Period" shall mean the period set forth in a Participant's Notice of Participation.

         4. Board. "Board" shall mean the Board of Directors of the Company.

         5. Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an Employee and intended to result in substantial personal enrichment of the Participant,
(ii) the Participant's conviction of a felony that is injurious to the Company,
(iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, or (iv) continued substantial violations by the Participant of the Participant's employment duties which are demonstrably willful and deliberate on the Participant's part after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that the Participant has not substantially performed his duties.

         6. Change in Control. "Change in Control" shall mean the occurrence of any of the following events:

                   (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either
(A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or


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                 (iii) The consummation of a merger or consolidation of the
Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (iv) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

         7. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         8. Company. "Company" shall mean J.D. Edwards & Company, any subsidiary corporations, any successor entities as provided in Article VII hereof, and any parent or subsidiaries of such successor entities.

         9. Disability. "Disability" shall mean that the Participant has been unable to perform his or her duties as an Employee as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Participant's employment. In the event that the Participant resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

         10. Effective Date. "Effective Date" shall mean the date this Plan is approved by the Board.

         11. Employee. "Employee" shall mean an employee of the Company.

         12. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         13. Involuntary Termination. "Involuntary Termination" shall mean (i) without the Participant's express written consent, the significant reduction of the Participant's title, duties or responsibilities relative to the Participant's title, duties or responsibilities in effect immediately prior to such reduction; (ii) without the Employee's express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Participant's express written consent, a reduction by the Company in the annual base salary or in the maximum dollar amount of potential annual cash bonuses relative to the annual base salary and maximum dollar amount of potential annual cash bonuses as in effect immediately prior to such reduction; (iv) without the Participant's express written consent, a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction with the result that the Participant's overall benefits package


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is significantly reduced; (v) the relocation of the Participant to a facility or a location more than 25 miles from the Participant's then present location, without the Participant's express written consent; (vi) without the Participant's express written consent, the relocation of the Company's headquarters facility to a location outside of the greater metropolitan area of Denver, Colorado, (vii) any purported termination of the Participant by the Company which is not effected for Disability or for Cause; (viii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Article VII below; or (ix) any act or set of facts or circumstances which would, under Colorado case law or statute constitute a constructive termination of the Employee.

         14. Notice of Participation. "Notice of Participation" shall mean an individualized written notice of participation in the Plan from an authorized officer of the Company.

         15. Participant. "Participant" shall mean an individual who meets the eligibility requirements of Article III.

         16. Plan. "Plan" shall mean this J.D. Edwards & Company Management Change in Control Plan.

         17. Plan Administrator. "Plan Administrator" shall mean the Board of Directors of the Company, or its committee or designate, as shall be administering the Plan.

         18. Pro-Rated Bonus Amount. "Pro-Rated Bonus Amount" shall mean a pro-rated portion of the Participant's quarterly and annual bonus and variable compensation calculated as of the Change in Control date, as follows:

                  (i) In the case of quarterly bonus or variable compensation, the portion shall be the amount of quarterly bonus or variable compensation paid or payable to the Participant, less advances, if any received, with respect to the fiscal quarter of the Company completed as of or prior to the fiscal quarter in which the Change in Control occurs, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal quarter in which the Change in Control occurs prior to the occurrence of the Change in Control, and the denominator of which shall be ninety-one and one-quarter; and

                  (ii) In the case of annual bonus or variable compensation, the portion shall be the amount of annual bonus or variable compensation payable to the Participant, less advances, if any received, under the Company's annual bonus or variable compensation program in effect as of the Change in Control date, based on year-to-date financial performance of the Company for the period ended immediately prior to the Change in Control. For this purpose, the performance measures for such fiscal year shall be adjusted, as appropriate, to take into account the shortened performance period. The amount so determined shall be pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during such fiscal year prior to the occurrence of the Change in Control, and the denominator of which shall be three hundred and sixty-five.

         19. Severance Payment. "Severance Payment" shall mean the payment of severance compensation as provided in Article IV hereof.


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         20. Severance Payment Percentage. "Severance Payment Percentage" shall mean, for each Participant, the Severance Payment Percentage set forth in such Participant's Notice of Participation.

         21. Vesting Continuation Period. "Vesting Continuation Period" shall mean, for each Participant, the period set forth in the Participant's Notice of Participation.


                                   ARTICLE III

                                   ELIGIBILITY

         1. Waiver. As a condition of receiving benefits under the Plan, an Employee must sign a general waiver and release on a form provided by the Company.

         2. Participation in Plan. Each Employee who is designated by the Board and who signs and timely returns to the Company a Notice of Participation shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon ceasing to be an Employee, unless in either case such Participant is entitled to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of the benefits has been delivered to the Participant.


                                   ARTICLE IV

                               SEVERANCE BENEFITS

         1. Termination Following A Change in Control. If a Participant's employment terminates at any time within the eighteen (18) month period following a Change in Control, then, subject to Article V hereof, the Participant shall be entitled to receive severance benefits as follows:

                  (a) Severance Pay Upon an Involuntary Termination. If the Participant's employment with the Company terminates as a result of Involuntary Termination, the Participant shall be entitled to receive a Severance Payment equal to the sum of (i) the product obtained by multiplying the Participant's Severance Payment Percentage times the Participant's Annual Compensation, plus
(ii) the Participant's Pro-Rated Bonus Amount. Any such Severance Payment shall be paid in cash by the Company to the Participant in a single lump sum payment, less applicable tax withholding, within forth five (45) business days of the Participant's termination date, and shall be in lieu of any other severance or severance-type benefits to which the Participant may be entitled under any other Company-sponsored plan, practice or arrangement.

         EXAMPLE: A Change in Control is consummated on June 15, 1999. Participant is Involuntarily Terminated other than for Cause as of July 1, 1999. Participant's Annual Compensation is $150,000. The Severance Payment Percentage set forth in the


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         Participant's Notice of Participation is 100%. The Participant's
         Pro-Rated Bonus Amount for the 1998 fiscal year is $90,000. The Participant is entitled to a Severance Payment equal to 100% x ($150,000, plus $90,000), for a total Severance Payment equal to $240,000.

                  (b) Employee Benefits Upon an Involuntary Termination. If the Participant's employment with the Company is terminated as a result of Involuntary Termination other than for Cause, then the Company shall continue to provide the Participant with medical, dental, vision, disability and life insurance coverage and employee assistance programs (or such comparable alternative benefits as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to the Participant under this Plan) that are no less favorable to the Participant than such coverage as was provided to the Participant immediately prior to the Change in Control, with the same percentage of any premiums or costs for such coverage paid for by the Company as was paid for by the Company on behalf of such Participant immediately prior to the Change in Control (the "Company-Paid Coverage"). Company-Paid Coverage shall be provided to the Participant for a period that ends on the earlier of (i) termination of the Participant's Benefits Continuation Period, or (ii) the date that the Participant and his or her covered dependents become covered under another employer's employee benefit plans providing benefits and levels of coverage comparable to the Company-Paid Coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for the Participant and his or her covered dependents shall be the date upon which Company-Paid Coverage terminates. The Company shall provide the Participant with job outplacement services at a level commensurate with his or her position for the twelve (12) month period following his or her termination form the Company up to a maximum of ten thousand dollars ($10,000). Company-Paid Coverage shall be provided at the Company's discretion, under either, (i) the Company's plans or (ii) other plans or arrangements secured by the Company no less favorable to the Participant and his or her dependents.

         2. Voluntary Resignation; Termination For Cause. If the Participant's employment terminates by reason of the Participant's voluntary resignation (and is not an Involuntary Termination), or if the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies at the time of such termination.

         3. Disability; Death. If the Participant's employment terminates by reason of the Participant's death, or in the event the Company terminates the Participant's employment for Disability, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies at the time of such death or Disability.

         4. Termination Apart from Change in Control. In the event that a Participant's employment terminates for any reason prior to the occurrence of a Change in Control or after the eighteen (18) month period following a Change in Control, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies at the time of such termination.



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                                    ARTICLE V

          GOLDEN PARACHUTE EXCISE TAX AND NON-DEDUCTIBILITY LIMITATIONS

         1. Benefits Cap. Except if specifically otherwise set forth in a Participant's Notice of Participation, in the event that the benefits provided for in the Plan, when aggregated with any other payments or benefits received by you, would (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your Plan benefits shall be either

            a. delivered in full ("Full Acceleration"), or

            b. delivered as to such lesser  extent  which would  result in no portion of such benefits being subject to the Excise Tax ("Reduced Acceleration"),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Notwithstanding the foregoing, if the after-tax amount of Full Acceleration is less than $10,000 greater than the after-tax amount of Reduced Acceleration (after-tax value to be determined in accordance with the preceding sentence), then you shall not receive Full Acceleration under (a) above but shall instead receive Reduced Acceleration under (b) above.


         2. Determination. Unless the Company and the Participant otherwise agree in writing, any determination required under this Article or the Participant's Notice of Participation shall be made in writing by the same firm of independent public accountants who were employed by the Company immediately prior to the Change in Control (the "Accountants"), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Article, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article.


                                   ARTICLE VI

                         EMPLOYMENT STATUS; WITHHOLDING

         1. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an


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Employee, to change the status of the Participant's employment, or to change the
Company's policies regarding termination of employment. The Participant's employment is and shall continue to be at-will, as defined under applicable law. If the Participant's employment with the Company or a successor entity terminates for any reason, including (without limitation) any termination prior to a Change in Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation, or as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination.

         2. Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.


                                   ARTICLE VII

                     SUCCESSORS TO COMPANY AND PARTICIPANTS

         1. Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

         2. Participant's Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.


                                  ARTICLE VIII

                      DURATION, AMENDMENT AND TERMINATION

         1. Duration. This Plan shall remain in full force and effect unless and until the Board terminates the Plan in accordance with Section 2 of Article VIII below. If a Change in Control occurs prior to termination of this Plan pursuant to the preceding sentence, then this Plan shall terminate upon the date that all obligations of the Company hereunder have been satisfied. A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.

         2. Amendment and Termination. The Board shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants, by resolution adopted by a majority of the Board, unless a Change in Control has previously occurred. The Plan may be terminated by resolution adopted by a majority of the Board, unless a


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Change in Control has previously occurred. If a Change in Control occurs, the
Plan and the designation of Participants thereto shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.


                                   ARTICLE IX

                                 CLAIMS PROCESS

         1. Right to Appeal. A Participant or former Participant who disagrees with his or her allotment of benefits under this Plan may file a written appeal with the designated Human Resources representative. Any claim relating to this Plan shall be subject to this appeal process. The written appeal must be filed within sixty (60) days of the Participant's termination date.

         2. Form of Appeal. The appeal must state the reasons the Participant or former Participant believes he or she is entitled to different benefits under the Plan. The designated Human Resources representative shall review the claim. If the claim is wholly or partially denied, the designated Human Resources representative shall provide the Participant or former Participant a written notice of the denial, specifying the reasons the claim was denied. Such notice shall be provided within ninety (90) days of receiving the written appeal.

         3. Right to Review. If the claim is denied, in whole or in part, the Participant may request a review of the denial at any time within ninety (90) days following the date the Participant received written notice of the denial of his or her claim. For purposes of this subsection, any action required or authorized to be taken by the Participant may be taken by a representative authorized in writing by the Participant to represent him or her. The Human Resources senior executive shall afford the Participant a full and fair review of the decision denying the claim and, if so requested, shall:

            (a) permit the Participant to review any documents that are pertinent to the claim; and

            (b) permit the Participant to submit to the designated Human Resources representative issues and comments in writing.

         4. Decision on Review. The decision on review by the Human Resources senior executive shall be in writing and shall be issued within 60 days following receipt of the request for review. The decision on review shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision of the designated Human Resources senior executive is based.

                                    ARTICLE X

                                     NOTICE

         1. General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when


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mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

         2. Notice of Termination by the Company. Any termination by the Company of the Participant's employment at any time within the eighteen (18) month period following a Change in Control shall be communicated by a notice of termination to the Participant at least five (5) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant's Disability). Such notice shall indicate the specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

         3. Notice by the Participant of Involuntary Termination by the Company. In the event that the Participant determines that an Involuntary Termination has occurred at any time within the eighteen (18) month period following a Change in Control, the Participant shall give written notice to the Company that such Involuntary Termination has occurred. Such notice shall be delivered by the Participant to the Company within ninety (90) days following the date on which such Involuntary Termination occurred, shall indicate the specific provision or provisions in this Plan upon which the Participant relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         1. No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any benefits contemplated by this Plan, nor shall any such benefits be reduced by any earnings or benefits that the Participant may receive from any other source.

         2. Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         3. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void.


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         4. Assignment by Company. The Company may assign its rights under this
Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term "Company" when used in this Plan shall mean the corporation that actually employs the Participant.

         5. Covenant of Good Faith. The Company covenants and agrees to make any and all decisions regarding determination of Participant's rights and obligations under the Plan, including without limitation, timing of and validity of Participant's termination, if any, in good faith

                                   ARTICLE XII

                           ERISA REQUIRED INFORMATION

         1. Plan Sponsor. The Plan sponsor and administrator is:


                           J.D. EDWARDS & COMPANY

         2. Designated Agent. Designated agent for service of process:

                           J.D. EDWARDS & COMPANY
                           ONE TECHNOLOGY WAY
                           DENVER, COLORADO 80237
                           ATTENTION:  VICE PRESIDENT, GENERAL COUNSEL

         3. Plan Records. Plan records are kept on a fiscal year basis.

         4. Plan Funding. The Plan is funded from the Company's general assets.



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